FOR IMMEDIATE RELEASE
Date:    February 10, 2006
Contact: Jeanne Delaney Hubbard
         202.772.3747


                  ABIGAIL ADAMS NATIONAL BANCORP, INC. REPORTS
                             FOURTH QUARTER EARNINGS


Washington, DC - Abigail Adams National Bancorp, Inc. (NASDAQ:AANB) announced today that net income for the fourth quarter ended December 31, 2005 was $739,000, or $.21 (basic and diluted earnings per share). Net income for the same period in 2004 was $1,015,000, or $.31 (basic and diluted earnings per share). The return on average assets for the fourth quarter 2005 was 0.85% and the return on average equity was 10.45%, compared to 1.63% and 16.37%, respectively, for the same period last year.

The net income for the year ended December 31, 2005 was $3,320,000 or $.98 (both basic and diluted earnings per share). For the same period in 2004, the net income was $3,602,000 or $1.09 basic and $1.08 diluted earnings per share. The return on average assets was 1.15% and the return on average equity was 12.49% for 2005, as compared to 1.55% and 15.21%, respectively, for 2004.

Year end balance sheet and income data includes the effect of Abigail Adams National Bancorp's ("Company") acquisition of Consolidated Bank and Trust, Richmond, VA ("CBT") in a 100% stock acquisition on July 29, 2005. At the date of the acquisition, CBT had approximately $70.8 million in total assets, total loans of $39.6 million, earning assets of $66.3 million and total deposits of $67.7 million. On December 31, 2005, there were 3,462,129 shares of the Company's common stock issued and outstanding, compared to 3,322,820 shares issued and outstanding at the end of 2004. Jeanne D. Hubbard, CEO of the Company, stated "CBT's management utilized the remainder of 2005 to maintain the customer base, recruit seasoned lenders, develop new products, and design a marketing program. The affiliate now has the necessary staff and products to be a more effective competitor in the Richmond market."

Net interest income for the fourth quarter of 2005 was $4,001,000, compared to $3,156,000 for the same period in 2004. This increase was due primarily to growth in the Company's loan portfolio. Average loans increased $68.8 million or 40.4% with only slightly more than half of that growth coming from the acquisition of CBT. Ms. Hubbard said, "We are pleased that our Washington DC bank continues to compete successfully in this competitive loan market." The net interest margin remained strong at 4.84% for the fourth quarter 2005, but decreased from the 5.31% in the same period of 2004, primarily due to increasing funding costs associated with the steady increase in short and medium term interest rates throughout 2005.

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Net interest income for the year ending December 31, 2005 was $14,154,000, a
19.51% increase from the $11,843,000 for the year ending December 31, 2004. The net interest margin for the year 2005 was 5.12%, compared to 5.34% at the end of 2004. The 22 basis point decline was due to competitive deposit pricing in the Company's local markets, and the pressure of a flat yield curve on the repricing assets and deposits.

The Company's assets totaled $343.0 million at December 31, 2005, an increase of $91.8 million, or 36.56%, compared to assets at December 31, 2004.

Loans increased $68.0 million, or 37.73%, from December 31, 2004. Loan growth in 2005 was driven by growth in the construction, commercial and commercial real estate markets.

Nonperforming loans and OREO totaled $580,000 or 0.23% of period end loans and OREO, a decrease from 1.04% at December 31, 2004. Over 80% of the nonperforming loans are guaranteed by the Small Business Administration.

The allowance for loan losses was $4.3 million at December 31, 2005, representing 1.75% of total loans, compared to 1.42% at December 31, 2004. The allowance for loan losses as a percentage of nonperforming loans increased to 980%, compared to 136% at December 31, 2004. The decline in nonperforming assets was the result of aggressive collection efforts. Net recoveries were $203,000. The provision for loan losses was $310,000 for 2005, compared to $420,000 taken in 2004.

Deposits totaled $292.0 million at December 31, 2005, an increase of $76.7 million, or 35.6%, compared to 2004.

Noninterest income for the fourth quarter of 2005 was $573,000, compared to $605,000 for the same period in 2004. The gain on sale of loans in the fourth quarter was $92,000, compared to $266,000 in the fourth quarter of 2004.

Noninterest income for the period ended December 31, 2005 was $1.9 million, compared to $2.0 million for 2004. The gain on sale of loans for 2005 was $296,000, compared to $287,000 in 2004. The increase in noninterest income from CBT was partially offset by a decline in ATM and overdraft fees.

Noninterest expenses were $3.3 million for the fourth quarter ended December 31, 2005, compared to $2.0 million for the same period in 2004, an increase of $1.3million. The fourth quarter results for CBT were the primary reason for the increase, which added an additional $1.0 million in noninterest expenses.

Noninterest expenses for the period ended December 31, 2005 were $10.2 million, compared to $7.4 million for 2004. The CBT acquisition added approximately 59% of the increase in additional noninterest expenses for 2005. Salary and benefits expenses were $5.3 million, an increase of 43.8% in 2005, compared $3.7 million in 2004, due to increases in staffing levels and the associated benefits, as well as, the CBT acquisition, which added 42.2% of the increase. During the

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third quarter of 2005, the Company took a $200,000 non-recurring charge against income for the payment due under an employment contract to the former CEO of The Adams National Bank. At December 31, 2005, the Company had approximately 105 full time equivalent employees, compared to 68 at the end of 2004. The Banks had 9 branch locations at the end of 2005, compared to 6 at the end of 2004.

Abigail Adams National Bancorp is a two-bank holding company, majority owned and operated by women. The Company is focused on serving the financial needs of minorities, women, small to mid-sized businesses, and not-for-profit organizations in the Washington, DC and Richmond metropolitan areas. All information for the period ended December 31, 2005 has been derived from unaudited financial information.


Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual reports on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.



SOURCE:  Abigail Adams National Bancorp
ATTACHMENT:         Selected Financial Data

               Abigail Adams National Bancorp, Inc. & Subsidiaries
                             Selected Financial Data
                           December 31, 2005 and 2004
                      (in thousands, except per share data)

                                                                Three Months Ended:                    Twelve Months Ended:
                                                         -----------------------------------    -----------------------------------
                                                            12/31/05           12/31/04            12/31/05           12/31/04
                                                         ---------------    ----------------    ---------------    ----------------
INCOME STATEMENT:
   Interest income                                                5,588               3,718             18,461              13,829
   Interest expense                                               1,587                 562              4,307               1,986
                                                         ---------------    ----------------    ---------------    ----------------
     Net interest income                                          4,001               3,156             14,154              11,843
                                                         ---------------    ----------------    ---------------    ----------------
   Provision for loan losses                                         90                 105                310                 420
     Net interest income after provision
         for loan losses                                          3,911               3,051             13,844              11,423
                                                         ---------------    ----------------    ---------------    ----------------
   Noninterest income                                               573                 605              1,911               1,975
   Noninterest expense                                            3,252               1,971             10,240               7,415
                                                         ---------------    ----------------    ---------------    ----------------
     Income before taxes                                          1,232               1,685              5,515               5,983
   Provision for income tax expense                                 493                 670              2,195               2,381
                                                         ---------------    ----------------    ---------------    ----------------
     Net income                                                     739               1,015              3,320               3,602
                                                         ===============    ================    ===============    ================

PER SHARE DATA:
   Basic earnings per share                                       $0.21               $0.31              $0.98               $1.09
   Diluted earnings per share                                     $0.21               $0.31              $0.98               $1.08
   Dividends paid on common shares                                $0.13               $0.11              $0.50               $0.45

   Average shares outstanding - Basic                         3,462,129           3,323,004          3,382,555           3,318,976
   Average shares outstanding - Diluted                       3,469,445           3,330,930          3,390,495           3,329,713

CONSOLIDATED BALANCE SHEET:
   Assets:
   Cash & due from banks                                                                                12,216               5,109
   Short-term investments                                                                                6,333              12,794
   Investment securities                                                                                70,116              50,835
   Loans, gross                                                                                        248,287             180,272
   Allowance for loan losses                                                                           (4,345)             (2,558)
   Other assets                                                                                         10,423               4,740
                                                                                                ---------------    ----------------
     Total assets                                                                                      343,030             251,192
                                                                                                ===============    ================
   Liabilities:
   Deposits                                                                                            292,032             215,367
   Short-term borrowings                                                                                 8,256               2,667
   Long-term borrowings                                                                                 11,213               7,127
   Accrued expenses & other liabilities                                                                  3,476               1,271
                                                                                                ---------------    ----------------
     Total liabilities                                                                                 314,977             226,432
                                                                                                ---------------    ----------------
   Stockholders' equity:
   Capital stock                                                                                            35                  33
   Surplus                                                                                              24,865              22,628
   Retained earnings                                                                                     3,153               2,099
                                                                                                ---------------    ----------------
     Total stockholders' equity                                                                         28,053              24,760
                                                                                                ---------------    ----------------
     Total liabilities & stockholders' equity                                                          343,030             251,192
                                                                                                ===============    ================
PERFORMANCE RATIOS:
   Book value per share                                                                                  $8.10               $7.45
   Return on average assets                                       0.85%               1.63%              1.15%               1.55%
   Return on average stockholders' equity                        10.45%              16.37%             12.49%              15.21%
   Net interest margin                                            4.84%               5.31%              5.12%               5.34%
   Efficiency ratio                                              71.10%              52.41%             63.74%              53.66%
   Ratio of nonperforming assets to total assets                                                         0.17%               0.75%
   Ratio of nonperforming assets to loans & OREO                                                         0.23%               1.04%
   Allowance for loan losses to loans                                                                    1.75%               1.42%
   Allowance for loan losses to nonperforming loans                                                       980%                136%